Exhibit 10.1

August 7, 2019

Mr. Brian Newman

Dear Brian,

Since the earliest days of UPS, nearly 112 years ago, we’ve regarded our management team as partners. Our company’s founder, Jim Casey, established a culture where we share ownership in the company, a responsibility to help one another and our communities, and a commitment to integrity and the values of UPS.

We are proud to offer you the opportunity to join our partnership. On behalf of UPS, I am pleased to formally extend to you the offer to the position of Chief Financial Officer. Your talents and experience should enable you to make a valuable contribution to our team and I am confident that you will find the opportunity rewarding and challenging.

This Offer Letter confirms the key terms of our offer of employment.

Compensation

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Your initial base salary will be $60,417 per month ($725,000 annually). Merit increases will follow UPS annual merit guidance and take effect with April payroll. Your start date will be September 16, 2019 and you will be eligible for your first merit increase in 2020. Your principal place of employment with UPS will be at the company’s corporate headquarters in Atlanta, Georgia, subject to reasonable travel requirements. As the Chief Financial Officer, you will report only to the Chief Executive Officer of UPS (the “CEO”).

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You will be eligible to participate each year of your employment in the UPS Management Incentive Program (MIP) in accordance with the terms of the MIP then in effect. The target value of your annual MIP Performance Incentive award will be 130% of your annualized base salary. The actual award will be determined by multiplying your target award value by a factor that is determined based upon company performance against annually defined measures as well as by an individual performance factor that is determined by the CEO.

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Currently, any earned MIP Performance Incentive award is paid one-third in electable cash and two-thirds in restricted performance units (“RPUs”) granted pursuant to the applicable UPS incentive compensation plan. MIP RPUs vest after one year and are paid in unrestricted (for purposes of this Offer Letter, “unrestricted” means freely transferable with no holding period or other restrictions on you, subject to UPS’s Insider Trading Compliance Program Guidelines), fully vested UPS Class A common stock (net of applicable tax withholdings). However, your initial MIP award for 2019, pro-rated for the portion of 2019 that you are employed by UPS, will be delivered in March 2020, and paid entirely in unrestricted, fully vested UPS Class A common stock.

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As a UPS MIP participant, you will be eligible to receive annually a UPS MIP Ownership Incentive award. Under current program terms, your UPS MIP Ownership Incentive award is 1.50% of the value of your eligible UPS holdings (including outstanding and unvested MIP RPUs) up to a maximum of one month’s base salary and is delivered in conjunction with MIP Performance Incentive awards in March of each year. Like the MIP Performance Incentive award, the UPS Ownership Incentive award is paid one-third in electable cash and two-thirds in RPUs. However, any UPS MIP Ownership Incentive award for 2019, which would be delivered in March 2020, will be paid entirely in unrestricted, fully vested UPS Class A common stock.

Offer of Employment With UPS for Brian Newman

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You will be eligible to participate annually in the UPS Long-Term Incentive Performance award program (LTIP) in accordance with the terms of the LTIP then in effect. The LTIP provides for equity grants to senior UPS leaders and is focused on delivering long-term shareholder value. LTIP awards are made in RPUs that vest and convert to UPS Class A common stock three years after grant based on company performance over the period. Your target LTIP award level will be 550% of your annualized base salary. The actual award values will be determined by company performance measured against annually established three-year targets. Current metrics, which are subject to change, are Revenue Growth, Return On Invested Capital (ROIC) and Relative Total Shareholder Return (RTSR). LTIP awards are normally granted annually in March, and your first grant under the LTIP will occur in March, 2020; provided, however, that for purposes of such first grant, your target LTIP award level in March 2020 will be at least 550% of your annualized based salary at such time.

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You will be eligible to receive an annual non-qualified stock option grant pursuant to the applicable UPS incentive compensation plan. Your target stock option award value is 50% of your annualized salary and is generally awarded in March of each year, and your first grant of stock options will occur in March 2020. The stock options vest pro-rata over five years, with a ten-year maximum term and are subject to the terms of the incentive compensation plan and an award agreement. The number of options will be determined by dividing the total grant value by the Black-Scholes valuation of the options determined as of the date of grant.

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You will be eligible for participation in the UPS Deferred Compensation Plan. This plan allows deferral of up to 35% of your salary as well as the electable cash portion of UPS MIP awards in accordance with the limitations set forth in the terms and conditions of the plan.

•	You will be eligible to participate in UPS’s defined contribution retirement program, subject to the terms and conditions thereof then in effect. As presently structured, the program provides:

o	A 50% company match on your contributions up to 6% of eligible compensation; and

o	A service-based UPS Retirement Contribution which begins as 5% of eligible compensation, increasing after five years of service, and is fully vested after three years of service.

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You will be eligible for personal financial counseling services and tax return preparation reimbursement, within the limits established by UPS. The current annual limit for personal financial counseling and tax preparation services is $15,000.

Benefits

•	You will be eligible to participate in the UPS Flexible Benefits Plan in accordance with the terms and conditions thereof, including the following benefits:

o	Healthcare (multiple plan options)

o	Dental

o	Vision Care

o	AD&D Coverage

o	Life Insurance (self, spouse, children)

o	Critical Illness Insurance

o	Healthcare Spending Account

o	Child/Elder Care Spending Account

Information on the UPS Flexible Benefits Plan and enrollment will be provided separately to you.

•	You will be eligible for 30 vacation days and 5 personal days per annum.

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The position requires you to be based in Atlanta. You will be eligible to participate in the UPS New Hire Homeowner Relocation Program (“Relocation Assistance”), including pre-move house-hunting expenses, temporary living expenses, home purchase expenses (e.g. fees), household goods moving expenses, and final moving expenses. The terms and conditions of the Relocation Assistance program will be separately provided to you.

Offer of Employment With UPS for Brian Newman

Consideration for Forfeited Compensation from Previous Employer

The following benefits (collectively “Transition Payments”) will be provided to you in consideration of the compensation you are forfeiting due to your termination of employment from your previous employer, and are subject to approval by the UPS Compensation Committee of the Board of Directors. The information below is intended to provide you a summary of each of these Transition Payments. The Restricted Stock Unit (RSU) and RPU awards will be made pursuant to (and subject to the terms and conditions of) the UPS 2018 Omnibus Incentive Compensation Plan and applicable award agreements. These agreements will contain vesting schedules and other terms and conditions of the awards which are not inconsistent with the terms set forth in this Offer Letter.

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You will receive a special one-time grant on your start date of RSUs valued at $5,500,000 (for clarity, your start date will be the “date of grant”). The number of RSUs awarded will be calculated by dividing $5,500,000 by the closing price of UPS Class A common stock on the grant date. This award will vest in March 2020, subject to your continued employment through the vesting date (however, if your employment is terminated by UPS without “Cause”, as defined in section 2.a. of the UPS Protective Covenant Agreement and attached hereto as Exhibit A, or due to death or disability, vesting will continue in accordance with the terms of the award such that, for the avoidance of doubt, you (or your estate, as the case may be) will become vested in this award in March 2020). Promptly following the vesting date, unrestricted, fully vested UPS Class A common stock will be issued to you (net of tax withholdings).

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In addition, you will receive a special one-time award on your start date with a target value of $3,000,000 (the “Target Award”). The Target Award will be payable in cash in two tranches, subject to your continued employment by UPS through the applicable vesting date (however, if your employment is terminated by UPS without “Cause” or due to death or disability, vesting will continue in accordance with the terms of the award, and will be paid to you (or your estate, as the case may be) as set forth below):

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The cash payable in the first tranche will be determined by multiplying one half the Target Award by the actual payout (expressed as a percent) under the company’s LTIP for the 2018 – 2020 LTIP performance period, and is expected to be certified and paid (less tax withholdings) in March 2021.

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The cash payable in the second tranche will be determined by multiplying one half the Target Award by the actual payout (expressed as a percent) under the company’s LTIP for the 2019 – 2021 LTIP performance period, and is expected to be certified and paid (less tax withholdings) in March 2022.

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You will also receive a cash payment in the total amount of $600,000 (less tax withholdings) in consideration of the annual cash bonus that you are forfeiting due to your termination of employment from your previous employer. You shall receive payment by March 15 2020, subject to your continued employment by UPS through that date (however, if your employment is terminated by UPS without “Cause” or due to death or disability, then you shall still be entitled to the cash payment on that date).

Additional Terms

1.	You will be an “at-will” employee, which means either you or UPS may terminate your employment at any time and for any reason.

2.
Your employment is contingent upon your relocation to the Atlanta metropolitan area no later than December 31, 2019 and your family’s relocation to the Atlanta metropolitan area no later than July 31, 2021.

3.
If you are terminated for Cause or you resign from UPS without Good Reason within 36 months following your start date, you agree to repay within 30 days from your last day of employment a pro-rata amount of the total paid Transition Payments. (Cause is defined in section 2.a. of the UPS Protective Covenant

Offer of Employment With UPS for Brian Newman

Agreement, and attached hereto as Exhibit A.) Good Reason means: (i) (A) a reduction in your base salary (as the same may be increased from time to time) other than as part of an across-the-board reduction applicable on the same basis to other senior executives or (B) a reduction in either of the target values of your MIP or LTIP; (ii) a material diminution in your title, role or responsibilities with UPS; (iii) the relocation of your principal place of employment to a location more than 25 miles from Atlanta, Georgia after your personal relocation to Atlanta; or (iv) breach by UPS of a material provision of this Offer Letter (other than an isolated, insubstantial, inadvertent breach that is remedied promptly upon notice provided by you to UPS); provided that no event shall constitute “Good Reason” unless (x) you provide UPS with written notice of your objection to such event within 30 days following such event, (y) such event is not corrected by UPS within 30 days following the company’s receipt of such notice and (z) you resign from employment not more than 30 days following the expiration of the 30-day correction period.) You will be required to sign a separate repayment agreement before receiving these benefits. Pro rata amounts shall be calculated on a monthly basis. Upon the passing of each one (1) month period, the amount subject to repayment shall be reduced by one-thirty sixth (1/36). For example, if you resign without Good Reason after sixteen (16) months but before completion of seventeen (17), then you shall repay twenty thirty sixths (20 / 36) of the Transition Payments received by you prior to the date of such resignation.

4.
If you are terminated for Cause or you resign from UPS without Good Reason within 36 months following your start date, you agree to repay within 30 days from your last day of employment the full amount of any Relocation Assistance you received. You will be required to sign a separate repayment agreement before receiving these benefits.

5.
In the event you are obligated to reimburse UPS for Transition Payments or Relocation Assistance, then you expressly authorize UPS to deduct that amount from your paycheck, including but not limited to your final paycheck or any other compensation (including incentive compensation payments) to which you may be entitled at the conclusion of employment. Your signature below indicates your agreement to these repayment terms.

6.
Your employment is contingent upon your signing the attached UPS Protective Covenant Agreement. This agreement protects the company’s intellectual property, talent and competitive advantages while also meeting stockholder expectations governing executive compensation. You are encouraged to read this agreement carefully and make sure that you understand its terms. In summary, the restrictions set forth in the Agreement include:

•	A prohibition on disclosure of the company’s confidential information;

•	A non-compete provision covering all domestic and worldwide geographic areas in which UPS does business in the transportation and logistics industries; and

•	A prohibition on recruiting or soliciting Company employees and customers.

7.
Your signature below acknowledges and confirms that: (i) your execution, delivery and performance of this Offer Letter does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (ii) you are not a party to or bound by any employment agreement, non-competition or non-solicitation agreement or confidentiality agreement or any other similar agreement with any other person or entity besides UPS. This Offer Letter, once executed and delivered by the parties hereto, shall be a legally binding document (without the requirement of further ratification).

8.
UPS employee benefit and incentive compensation plan and other program terms are referenced in this offer letter, e.g. 2018 UPS Omnibus Incentive Compensation Plan, UPS Flexible Benefits Plan, UPS Savings Plan, UPS Relocation Program. If there are any inconsistencies between this letter and the official terms and condition in the plan documents, the plan documents control.

9.	Your employment is contingent on UPS’s satisfaction with the results of a reasonable and customary background check, which we anticipate will be concluded by August 12, 2019.

Offer of Employment With UPS for Brian Newman

10.	We anticipate your start date with UPS to be September 16, 2019.

I look forward to working with you and expect you will find your partnership with UPS to be a rewarding and exciting experience. If you have any questions, please feel free to contact me.

Sincerely,

/s/ CHARLENE THOMAS

Charlene Thomas
UPS Chief Human Resources Officer

Offer of Employment With UPS for Brian Newman

Acceptance

I have read the offer of at-will employment UPS has presented to me in this Offer Letter. I understand and agree that if I choose to accept UPS’s offer that my employment at UPS is and will remain “at-will” and that both UPS and I will have the right to terminate the employment relationship at any time and for any reason without prior notice. I also understand and agree that neither company policy, practice nor employee statements to me can alter the at-will status of my employment. My status as an at-will employee may be modified only by a written employment agreement so specifying and signed by an officer of UPS.

ACCEPTED BY:

/s/ BRIAN NEWMAN
_____________________________________
(Signature, Brian Newman)

August 7, 2019
_____________________________________
(Date)

Brian Newman
_____________________________________
(Print Name)

Offer of Employment With UPS for Brian Newman